SEPARATION AGREEMENT AND RELEASE


                  This document sets forth certain understandings and agreements reached by and between Paul Burrell, acting on his own behalf ("Burrell"), and Outsource International, Inc. ("Outsource"), and all subsidiary and affiliated companies and divisions (the "Outsource Affiliates"), including all officers, directors, agents, and employees, relating to the termination of the employment of Burrell, and certain terms and conditions of that certain employment agreement between the parties dated February 21, 1997 (the "Employment Agreement"). This Separation Agreement and Release amends, modifies, and clarifies certain provisions of the Employment Agreement.

                  Under the terms set forth in this Separation Agreement and Release, Burrell resigns, effective February 14, 2000, his position as President, Chief Executive Officer, and Chairman of the Board of Directors of Outsource and as an officer, director and/or manager of the Outsource Affiliates.

                  In consideration of the amicable end to their employment relationship, Outsource and Burrell have agreed to the following terms and conditions. To the extent that the terms and conditions contained herein conflict or differ with terms and conditions of the Employment Agreement, the terms and conditions provided herein shall control. Otherwise, unless specifically amended herein, the terms and conditions of the Employment Agreement shall continue to apply and remain in full force and effect.

         1. Separation payment- the parties have agreed that with respect to the termination of Burrell's employment, paragraph 7 of the Employment Agreement controls. The parties have further agreed that under the terms of paragraph 7 of the Employment Agreement, Burrell shall receive a total cash amount of $750,000, less applicable taxes and standard deductions (the "Cash Amount"), as compensation for services rendered to Outsource. Pursuant to paragraph 7.b.i of the Employment Agreement, Outsource has elected to pay the Cash Amount in periodic installments in accordance with its regular salary practices. Burrell has been paid four payments of $11,538.46 each toward the Cash Amount. The balance of the Cash Amount will be paid in 48 equal payments of $14,423.07 every two weeks, beginning on April 21, 2000 (the "Biweekly Separation Payment"), until the Cash Amount is paid in full. The Biweekly Separation Payment shall be in the amount of $14,423.07, less applicable taxes and standard deductions. On April 21, 2000, Burrell shall receive, in addition to the Biweekly Separation Payment, a one time payment in the amount of $18,461.52, as set forth on the attached schedule (the "Biweekly Difference Amount"). The Biweekly Difference Amount represents the difference between the aggregate amount that Burrell has received biweekly since February 6, 2000 and the aggregate amount that Burrell would have received if had been paid the Biweekly Separation Amount since February 15, 2000. The Biweekly Difference Amount will be applied as part of the total Cash Amount to be paid under this Separation Agreement and Release. Paragraph 7 of the Employment Agreement is hereby amended to conform to the terms and conditions stated in this paragraph one. Burrell agrees that the only payment he is entitled to receive under paragraph 7 of the Employment Agreement is the Cash Amount.

         2. Outsource Stock Options. Pursuant to paragraph 7.b.ii of the Employment Agreement, all Outsource International, Inc. stock options previously granted to Burrell vested fully as of February 14, 2000 (the "Vested Options"). Paragraph 7.b.ii is hereby amended to provide that Burrell shall have the right to exercise the Vested Options for a period of three years beginning on February 14, 2000, subject to a restriction on the amount that Burrell can realize on the sale of any stock option of two times the stock option's exercise price (the "Option Restriction"). The parties agree to execute an addendum to each Outsource stock option agreement to which Burrell is a party that sets forth the Option Restriction. The parties will execute such addenda within thirty (30) days of the execution of this Separation Agreement and Release. Burrell acknowledges and agrees that the exercise of stock options during this three year period shall be subject to applicable tax laws. Burrell will be solely responsible for paying all taxes associated with the exercise of any Vested Options.

         3. Reimbursement of Expenses. Outsource will reimburse Burrell for any outstanding business expenses incurred through March 31, 2000.

         4. Benefits. Outsource will continue all employee welfare benefits currently provided by Outsource to Burrell, including, but not limited to group health, dental, vision, short term disability, long term disability, and life, in accordance with the terms and conditions of paragraph 7.b.iii of the Employment Agreement. Burrell will continue to be responsible for paying all premiums for such benefits that he was paying as of February 13, 2000. Burrell will be eligible for COBRA benefits, and will be responsible for paying COBRA premiums beginning on March 1, 2001.

         In consideration for the foregoing, Burrell agrees as follows:

                  Burrell waives and releases any and all claims, suits, damages, liabilities, debts, and rights, and causes of action, in law or in equity, of any kind whatsoever, which he has or may have had against Outsource including, but not limited to, any claims, rights, or causes of action based on any federal, state or local laws, statutes, ordinances, public policy or executive orders, including, but not limited to, such as Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Civil Rights Acts of 1966, 1971, and 1991, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in Employment Act, 29 U.S.C.
                  Section 621, the Fair Labor Standards Act of 1974, as amended, the Florida Civil Rights Act of 1992, Section 760.11, Fla. Stat., the Florida Workers' Compensation Act retaliatory discharge provision, Section 440.205, Fla. Stat., and any other applicable state, city or local ordinance, or any other state or federal constitutional claim, right, public policy, or cause of action.

                  This waiver and release shall not apply to any action by Burrell to enforce the terms and conditions of this Separation Agreement and Release, the "AAA" notes between Burrell and OSI, the Shareholders Agreement between Burrell, others, and OSI (not yet fully executed), or the terms and conditions of the Employment Agreement, as amended herein.

         Unless required to do so under applicable law, the parties agree that they each will keep the existence of and terms and conditions of this Separation Agreement and Release strictly confidential. The parties agree that a breach by either party of the promises of confidentiality and nondisclosure set forth herein shall be a material breach of this Separation Agreement and Release.

                  Neither this Separation Agreement and Release, nor anything contained herein, is to be construed as an admission by Outsource or by Burrell of any liability or unlawful conduct whatsoever.

                  This Separation Agreement and Release shall be governed by and construed in accordance with the laws of the State of Florida, and cannot be amended, modified, or supplemented except by a written agreement entered into by both parties hereto. Any action or suit to enforce or interpret this Separation Agreement and Release shall be filed in Palm Beach County, Florida. Except as specifically amended herein, this Separation Agreement and Release does not affect any obligations of Burrell under his Employment Agreement. In particular, the non-competition, non-solicitation, and confidentiality provisions of the Employment Agreement shall remain in full force and effect, and all parties agree to honor all such provisions. In the event any provision of this Separation Agreement and Release is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Separation Agreement and Release shall continue unabated and in full force and effect. All obligations of a continuing nature created by this Separation Agreement and Release shall survive its expiration or termination.

                  Outsource has advised Burrell to consult with an attorney prior to executing this Separation Agreement and Release, and Burrell acknowledges that he has been given a period of at least twenty-one (21) days within which to consider this Separation Agreement and Release.

                  This Separation Agreement and Release may be revoked by Burrell for a period of seven (7) days following execution, and the Separation Agreement and Release shall not become effective or enforceable until the revocation period has expired. Revocation must be in writing and either delivered personally within seven (7) days or postmarked within seven (7) days and delivered by certified mail, to the Outsource representative executing this Separation Agreement and Release.

                  Both parties were provided a full opportunity to review the foregoing, and they are in complete and full agreement of the aforesaid matters and have affixed their signatures below.

Outsource International, Inc.                            Employee


By:      /s/ Garry E. Meier                              s/s Paul M. Burrell
         ------------------                              -------------------
         Garry E. Meier                                  Paul M. Burrell
Its:     Chief Executive Officer

Date:    4/13/00                                         Date:    4/13/2000